                                                              Exhibit (a)(1)(VV)


                                     IN THE
                     Supreme Court of the State of Delaware

                           -------------------------
                                  No. 605, 2002
                           -------------------------

                                 OMNICARE, INC.

                                             Plaintiff-Below/Appellant,

                                      -v.-
                          NCS HEALTHCARE, INC., JON H.
                            OUTCALT, KEVIN B. SHAW,
                           BOAKE A. SELLS, RICHARD L.
                            OSBORNE, GENESIS HEALTH
                           VENTURES, INC. and GENEVA
                                   SUB, INC.,

                                             Defendants-Below/Appellees.

                           -------------------------

        ON APPEAL FROM THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN
                  AND FOR NEW CASTLE COUNTY IN C.A. NO. 19800

-------------------------------------------------------------------------------
                 ANSWERING BRIEF OF DEFENDANTS-BELOW/APPELLEES,
               GENESIS HEALTH VENTURES, INC. AND GENEVA SUB, INC.
-------------------------------------------------------------------------------

PAUL VIZCARRONDO,JR.                         David C. McBride
THEODORE N. MIRVIS                           Bruce L. Silverstein
MARK GORDON                                  Christian Douglas Wright
JOHN F. LYNCH                                Adam W. Poff
LAURYN P. GOULDIN                            Young Conaway Stargatt
WACHTELL, LIPTON, ROSEN & KATZ                 & Taylor, LLP
51 West 52nd Street                          The Brandywine Building
New York, New York 10019                     1000 West Street, 17th Floor
(212) 403-1000                               P.O. Box 391
                                             Wilmington, DE 19899-0391
Of Counsel                                   (302) 571-6600

                                             Attorneys for Defendants-
                                             Below/Appellees
November 22, 2002

                               TABLE OF CONTENTS

                                                                                Page
TABLE OF CITATIONS ...............................................................iv

NATURE AND STAGE OF PROCEEDINGS ...................................................1

SUMMARY OF ARGUMENT ...............................................................2

STATEMENT OF FACTS ................................................................3

     A.   BACKGROUND OF THE NCS/GENESIS MERGER AGREEMENT AND THE VOTING
          AGREEMENTS ..............................................................3

     B.   THE APPLICABLE CHARTER AND CONTRACT PROVISIONS ..........................4

          1.   NCS Charter 'SS' 7 .................................................4

               a.   Background context ............................................4


               b.   Structure and language of 'SS' 7 ..............................5

          2.   The Voting Agreements ..............................................6


     C.   OMNICARE'S PURCHASE OF NCS STOCK ........................................8

ARGUMENT ..........................................................................9

I.   THE COURT OF CHANCERY CORRECTLY APPLIED SETTLED PRINCIPLES OF STANDING IN
     DISMISSING THE FIDUCIARY DUTY COUNTS OF OMNICARE'S SECOND AMENDED COMPLAINT...9

     A.   SCOPE OF REVIEW .........................................................9

     B.   THE COURT OF CHANCERY CORRECTLY HELD THAT OMNICARE LACKS STANDING TO
          ASSERT COUNTS II-V ......................................................9

          1. Omnicare has no standing to sue for alleged breaches of fiduciary duty owed to persons who,


               unlike Omnicare, were stockholders when those alleged breaches occurred ...........................................................9

          2.   Omnicare has no standing to sue for alleged breaches of fiduciary duty occurring before it purchased any stock ......................10

          3.   Omnicare's "continuing wrong" theory must be rejected because it was not fairly presented below and because it is factually incorrect and contrary to applicable law ..........................11

               a.   Omnicare is precluded from raising its "continuing wrong"
                    theory on appeal because it was not fairly presented to the
                    Court of Chancery ............................................12

               b.   Omnicare's "continuing wrong" theory is factually illogical and contrary to applicable law ...............................12


II.  THE COURT OF CHANCERY CORRECTLY GRANTED SUMMARY JUDGMENT AGAINST OMNICARE'S
     CLAIM THAT THE OUTCALT/SHAW VOTING AGREEMENTS RESULTED IN THE CONVERSION OF
     THEIR CLASS B SHARES TO CLASS A SHARES UNDER 'SS' 7 OF THE NCS CHARTER ......15

     A.   SCOPE OF REVIEW ........................................................15

     B.   SUMMARY OF POSITION ....................................................16

     C.   APPLICABLE STANDARDS OF INTERPRETATION .................................17

     D.   THE VOTING AGREEMENTS DO NOT CONSTITUTE A "TRANSFER" OF AN "INTEREST"
          PROHIBITED BY 'SS' 7(a) OF THE NCS CHARTER .............................19

          1.   Under the plain language of 'SS' 7(a), the Voting Agreements do not constitute a "transfer" of any kind ...........................19


          2    'SS' 7(c)(5) expressly provides that the giving of a proxy is not
               "the transfer of an interest" in the Class B shares ...............23

          3.   Neither NCS nor the stockholders understood or intended the
               Charter to prohibit the Voting Agreements .........................27

          4.   Omnicare's arguments are unpersuasive, and incorrect ..............29

               a.   Omnicare's mischaracterization of the Voting Agreements ......29

               b.   Omnicare's "beneficial ownership" argument ...................31

     E.   THE VOTING AGREEMENTS DO NOT CONSTITUTE A "TRANSFER OF SHARES OF CLASS
          B COMMON STOCK" UNDER THE CONVERSION PROVISION OF 'SS' 7(d) OF THE NCS
          CHARTER ................................................................33

CONCLUSION .......................................................................35

                               TABLE OF CITATIONS

Cases                                                                           Page
Application of Delaware Racing Ass'n, 213 A.2d 203
    (Del. 1965) ..................................................................15

Arden Farms v. State, 60 N.Y.S.2d 47 (N.Y. App. Div. 1946) ...................20n.14

Baker v. Carr, 369 U.S. 186 (1962) .............................................9n.7

Bangor Punta Operations, Inc. v. Bangor & A. R. Co., 417 U.S.
     703 (1974) ..................................................................10

Bird v. Lida, Inc., 681 A.2d 399 (Del. Ch. 1996) .................................13

Brady v. Mexican Gulf Sulphur Co., 88 A.2d 300
     (Del. Ch. 1952) .........................................................20, 21

Brown v. Automated Mktg. Sys., 1982 Del. Ch. LEXIS 571
     (Del. Ch.) ..................................................................13

Cassidy v. Cassidy, 689 A.2d 1182 (Del. 1997) ....................................12

Clark v. Kelly, 1999 Del. Ch. LEXIS 148 (Del. Ch.) ...............................17

Concept Communications, Inc. v. Gold'n M Television, Inc.,
     1993 Del. Ch. LEXIS 70 (Del. Ch.) ...........................................17

Continental Airlines v. American Gen. Corp., 575 A.2d 1160
     (Del. 1990) .................................................................16

Continental Ins. Co. v. Rutledge & Co., 2000 Del. Ch. LEXIS 40
     (Del. Ch.) ...................................................................1

Dieter v. Prime Computer, Inc., 681 A.2d 1068 (Del. Ch. 1996) ................11, 14

Elliott Assocs., L.P. v. Avatex Corp., 715 A.2d 843 (Del. 1998) ..........17, 18n.13

Elster v. American Airlines, 100 A.2d 219 (Del. Ch. 1953) ....................13, 14

Emerson Radio Corp. v. International Jensen Inc., 1996 WL
    483086 (Del. Ch.) ..........................................................9n.9

Fiduciary Trust Co. v. Fiduciary Trust Co., 445 A.2d 927
    (Del. 1982) ..................................................................15

Garrett v. Brown, 1986 Del. Ch. LEXIS 516 (Del. Ch.), aff'd on
    op. below, 511 A.2d 1044 (Del. 1986) .............................17, 20, 21, 23

Gilbert v. El Paso Co., 575 A.2d 1131 (Del. 1990) ................................15

Glaser v. Norris. 1989 WL 79875 (Del. Ch.) .......................................11

In re Chilson, 168 A. 82 (Del. Ch. 1933) .................................20, 23, 30

In re Explorer Pipeline Co., 781 A.2d 705 (Del. Ch. 2001) ........................27

In re Gaylord Container Corp. S'holder Litig., 747 A.2d 71
    (Del. Ch. 1999) ......................................................10, 10n.10

Kahn v. Seabord Corp., 625 A.2d 269 (Del. Ch. 1993) ..............................13

Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392 (Del. 1996) ..........17, 18, 19n.13


Kerbs v. California Eastern Airways, Inc., 1952 Del. LEXIS 87
    (Del. Supr.)..................................................................12

Lavine v. Gulf Coast Leaseholds, 122 A.2d 550 (Del. Ch. 1956) ....................14

Leung v. Schuler, 2000 WL 264328 (Del. Ch.) ......................................11

McKeague v. United States, 12 Cl. Ct. 671 (1987), aff'd, 852
    F.2d 1294 (2d Cir. 1988) .................................................20n.14

Merrill v. Crothall-American, Inc., 606 A.2d 96 (Del. 1992) ......................16

Mitchell Assocs., Inc. v. Mitchell, 1980 Del. Ch. LEXIS 562
    (Del. Ch.) ...................................................................17

Mummert v. Mummert, 755 A.2d 389, 2000 Del. LEXIS 229
    (Del. Supr.) .................................................................12

Newkirk v. W.J. Rainey, Inc., 76 A.2d 121 (Del. Ch. 1950) ....................13, 14

Nickson v. Filtrol Corp., 262 A.2d 267 (Del. Ch. 1970) .......................13, 14


Rainbow Navigation, Inc. v. Yonge, 1989 Del. Ch. LEXIS 41
    (Del. Ch.) ...................................................................18

Rohe v. Reliance Training Network, Inc., 2000 Del. Ch. LEXIS
    108 (Del. Ch.) ...............................................................18

Rosenbloom v. Esso V.I., Inc., 766 A.2d 451 (Del. 2000) ...........................9

R.S.M. Inc. v. Alliance Capital Mgmt. Holdings L.P., 790 A.2d
    478 (Del. Ch. 2001) ......................................................23n.19

Saito v. McKesson HBOC, Inc., 806 A.2d 113 (Del. 2002) ...........................14

Schreiber v. Bryan, 396 A.2d 512 (Del. Ch. 1978) .................................13

SEC v. Okin, 132 F.2d 784 (2d Cir. 1943) .....................................26n.23

Shields v. Shields, 498 A.2d 161 (Del. Ch. 1985) .................................17

SI Mgmt L.P. v. Wininger, 707 A.2d 37 (Del. 1998) ................................17

Star Cellular Tel. Co. v. Baton Rouge CGSA, Inc., 1993 Del. Ch.
    LEXIS 158 (Del. Ch.), aff'd, 1994 Del. LEXIS 190 (Del.
    Supr.) .......................................................................17

Stroud v. Grace, 606 A.2d 75 (Del. 1992) ..........................................1

Stuart Kingston, Inc. v. Robinson, 596 A.2d 1378 (Del. 1991) ...................9n.7

Sundlun v. Executive Jet Aviation Inc., 273 A.2d 282
     (Del. Ch. 1970) .............................................................29

Superintendent of Ins. v. Bankers Life & Cas. Co., 404. U.S. 6
     (1971) ..................................................................24n.21

Thorpe v. CERBCO, Inc., 1993 WL 35967 (Del. Ch.) .............................11, 14

U-H Acquisition Co. v. Barbo, 1994 WL 34688 (Del. Ch.) .........................9n.9

Watkins v. Beatrice Cos., 560 A.2d 1016 (Del. 1989) ..............................12

Statutes

8 Del. C. 'SS' 141 ................................................................1


8 Del. C. 'SS' 212 ............................................4, 18, 20n.14, 27, 32

8 Del. C. 'SS' 218 ........................................................4, 18, 27

8. Del. C. 'SS' 327 ......................................................2,11,13,14

Securities Exchange Act of 1934 ......................................23, 24, 25, 26

Other Authorities

David A. Drexler, et al., Delaware Corporation Law and
    Practice 'SS' 25.09[2] (2001) ............................................20n.14

Louis Loss & Joel Seligman, Securities Regulation 'SS' 9-B-7 (3d
    ed. 2001) ................................................................25n.21

Rodman Ward, Jr., et al., Folk on the Delaware General
    Corporation Law 'SS' 212.4.9 (4th ed. 2001) ..............................20n.14


                        NATURE AND STAGE OF PROCEEDINGS

         On August 1, 2002, Omnicare, Inc. filed its initial complaint in this action. On August 12, Omnicare filed its First Amended Complaint that for the first time alleged that the Voting Agreements that each of Messrs. Jon H. Outcalt and Kevin B. Shaw entered into with Genesis Health Ventures, Inc. and NCS Healthcare, Inc. constituted a "transfer" of an "interest" in their shares of NCS Class B common stock to Genesis, in contravention of the transfer restrictions in the NCS Certificate of Incorporation (the "NCS Charter" or "Charter"). DE7.(1)

         On August 23, 2002, defendants moved to dismiss on the ground that Omnicare lacked standing because it did not own NCS stock at the time of the allegedly wrongful conduct.(2) Omnicare subsequently filed a Second Amended Complaint, alleging the Charter claim as Count I and four fiduciary duty claims (Counts II-V): (a) "abdication" of 8 Del. C. 'SS' 141(a) by the NCS directors;
(b) breach of fiduciary duty by the NCS directors; (c) aiding and abetting fiduciary breach by Genesis; and (d) an unreasonable break-up fee. A411-32. While defendants' motion to dismiss was pending, Omnicare moved for summary judgment on Count I.

         On October 24, 2002, the Court of Chancery heard oral argument on both motions. On October 25, the Court issued a Memorandum Opinion and Order granting defendants' motion to dismiss as to Omnicare's fiduciary claims ("Standing op."). On October 29, 2002, the Court issued a second Memorandum Opinion and Order in which it denied Omnicare's motion for partial summary judgment on the Charter claim ("SJ op."). The Court instead granted summary judgment for defendants on that claim, the sole remaining claim in Omnicare's Second Amended Complaint.(3) The Court of Chancery's authority to grant summary judgment for defendants as a result of Omnicare having so moved is well established. See Continental Ins. Co. v. Rutledge & Co., 2000 Del. Ch. LEXIS 40, at *2 & n.3 (Del. Ch.) (quoting Stroud v. Grace, 606 A.2d 75, 81 (Del. 1992)).

         On October 31, 2002, Omnicare filed its Notice of Appeal. Omnicare filed its Opening Brief on November 14 (cited as "OB at __"). This is the Answering Brief of Genesis and Geneva Sub, Inc.

----------
(1) Docket entries are cited as "DE__. " The Appendix filed by Omnicare is cited as "A__." Citations to the Genesis Appellees Appendix are "BG__."

(2) A class of individual NCS stockholders is pursuing a parallel action in the Court of Chancery (Consol. C.A. No. 19786), which had been coordinated with Omnicare's action.

(3) The Opinion also granted summary judgment against Count I of the class plaintiffs' complaint.

                              SUMMARY OF ARGUMENT

         1. The Court of Chancery's ruling, that Omnicare lacks standing to pursue fiduciary duty claims as to alleged breaches by the NCS directors at a time when Omnicare was not an NCS stockholder, should be affirmed. Under settled Delaware precedent, no fiduciary duty is owed to a bidder, and no Delaware court has ever suggested or held that a bidder who was not a stockholder at the time of a target company's directors' alleged fiduciary misconduct may pursue such claims. As the Court below noted, while "Delaware courts have shown considerable latitude in entertaining fiduciary duty litigation brought by stockholders who are also themselves bidders for control," our courts have imposed the "consistent limitation" that "they also be stockholders at all relevant times and, thus, among those to whom a duty was owed." Standing op. at 17-18. Omnicare's "bidder standing" position is unprecedented, contrary to numerous Delaware precedents, and doctrinally and practically unsound.

         2. The Court of Chancery's grant of summary judgment against Omnicare's claim that the Voting Agreements violated the NCS Charter should be affirmed. The plain language of 'SS' 7(a), 'SS' 7(c)(5) and 'SS' 7(d) of the Charter demonstrate the meritlessness of Omnicare's claim, as is further confirmed by the prior practices and understanding of NCS and its stockholders. As the Court of Chancery ruled, there is no merit to Omnicare's position that the agreements to exercise their voting power made by Outcalt and Shaw on July 28, 2002 [i.e., the Voting Agreements] run afoul of the restrictive transfer provisions of Article IV, Section 7 of the NCS Charter. There is simply no reason to believe that the drafters of the NCS Charter sought to prevent the holders of the Class B shares from exercising their uncontested majority voting power to adopt a plan and agreement of merger already approved and authorized by the NCS board of directors.

SJ op. at 21.

         In reply to Omnicare's Summary of Argument:

         1. Denied. The standing issue here is not whether Omnicare has a stake in the outcome. Moreover, the Court of Chancery's application of principles akin to 8 Del. C. 'SS' 327 was fully supported by applicable precedents and sound policy. Finally, Omnicare's new "continuing wrong" theory was not fairly presented below, and is otherwise factually illogical and incorrect under established Delaware case law that Omnicare ignores.

         2. Denied. The Voting Agreements did not constitute a "transfer" to Genesis of either the Class B shares owned by Messrs. Outcalt and Shaw, or of "any interest therein," under the plain language of 'SS' 7 of the NCS Charter.

                               STATEMENT OF FACTS

A.       BACKGROUND OF THE NCS/GENESIS MERGER AGREEMENT AND THE VOTING
         AGREEMENTS

         A complete account of the background of the negotiation and execution of the NCS/Genesis merger agreement and the Voting Agreements is contained in the NCS Schedule 14D-9 of August 20, 2002 and the Joint Proxy Statement/Prospectus that has been disseminated to the stockholders in advance of the December 5, 2002 special meeting on the NCS/Genesis merger. See A144-52; BG45-63. That factual background is not relevant to the issues presented by Omnicare's appeal; nevertheless, Omnicare's brief includes an account of the context in which the NCS/Genesis transaction was negotiated and agreed to that is seriously distorted, as the Schedule 14D-9 and Joint Proxy Statement/Prospectus make clear.(4)

         In particular, contrary to Oninicare's account (OB at 5-6), NCS did not ignore Omnicare. For two years, NCS - which was insolvent - had searched desperately for a buyer to save it from a bankruptcy that would provide no return to the stockholders and losses to its debtholders. In July 2002, it finally found a savior in the form of Genesis. The Genesis offer provided the certainty of making whole all of NCS' debtholders and a very significant premium on a tax-free basis, with upside potential in the combined enterprise, to its stockholders.(5) The NCS directors reasonably decided on July 28, 2002 that the certainty of recovery for all NCS stakeholders that would result from the Genesis merger outweighed the uncertainty and risks of pursuing the July 26, last-minute, conditional indication of interest from Omnicare - a party that NCS had invited to bid a year before, that had steadfastly refused to offer anything for the stockholders, that had chosen to deal exclusively with the NCS Ad Hoc Noteholder Committee for a bankruptcy sale, that appeared motivated primarily to disrupt the competitive threat of an archrival (Genesis), and that conditioned its proposal on yet additional due diligence (that, by Omnicare's own testimony, it considered critical) so as to leave it with every option to reduce its offer, impose unacceptable terms, revert to a bankruptcy transaction yielding the stockholders nothing, or walk away entirely. That decision was made by

----------
(4) The factual background is the subject of the pending motion for preliminary injunction in the parallel stockholder class suit, which was heard by the Court of Chancery on November 14, 2002 and is currently sub judice.

(5) NCS common stock traded in a $.10-$.25 per share range in the year prior to the July 28, 2002 merger agreement, exceeded $.25 per share only in May 2002, and closed at $.74 per share on July 26, 2002, the last trading date before announcement of the agreement. See finance.yahoo.com (historical prices for ticker symbol "NCSS.OB" for 7/25/01-7/26/02). The merger exchange ratio (.1 share), even in the short term based on the Genesis stock close of July 26 ($16.00 per share), represented $1.60 per NCS share.

unconflicted directors, on an informed basis, and supported by director-stockholders (Outcalt and Shaw) representing the largest economic and voting interest in the matter. There has never been any basis to argue that the NCS directors had any reason to prefer Genesis over Omnicare. The NCS directors could not have been better informed. They had openly shopped the company for nearly two years, and were well aware of Omnicare's offer when they approved the Genesis transaction. The NCS directors properly considered the pros and cons of not accepting the certain Genesis offer - at which point, as the record is unequivocal, Genesis would have exited the scene - in favor of attempting to negotiate with Omnicare, whose last-minute interest in paying something to the stockholders was insistently conditioned on its satisfaction with additional due diligence. The NCS directors reasonably determined that the risks in that course of action were too great. Accordingly, the directors determined to enter into the merger agreement and Messrs. Outcalt and Shaw determined to execute the Voting Agreements which, on this appeal, Omnicare claims violated 'SS' 7 of the NCS Charter.

B.       THE APPLICABLE CHARTER AND CONTRACT PROVISIONS

         1.   NCS Charter 'SS' 7

              a.   Background context

         NCS was incorporated in Delaware in 1995, as a wholly owned subsidiary of a privately-held Ohio corporation, Aberdeen Group, Inc. SJ op. at 3. Aberdeen was controlled by Messrs. Outcalt and Shaw, as founders of the enterprise, through a dual class capitalization: Class A (one vote) and Class B (10 votes) shares. Id. Shortly before its initial public offering in February 1996, NCS merged with Aberdeen, with NCS as the surviving corporation. Id. In that merger, the NCS Charter was restated and amended to (among other things) carry forward the dual-class capitalization. That Amended and Restated Certificate of Incorporation is the current NCS Charter. A22-40.

         NCS' 1996 prospectus for its initial public offering contained a description of the Class B shares and of the restrictions on their transfer contained in 'SS' 7 of the Charter. BG263-64. Contrary to Omnicare's position concerning the restrictions on the Class B shares, nothing in that description even faintly suggests that the Class B stockholders are precluded from giving a proxy or entering into a voting agreement with respect to their shares, both of which are rights affirmatively granted to stockholders under the DGCL. See 8 Del. C. 'SS''SS' 212, 218. Indeed, the prospectus description does not even mention any restriction on the transfer of an "interest" in those shares - the phrase to which Omnicare would apply such an expansive reading:

         The Class A Common Stock and the Class B Common Stock are identical in all material respects except that (i) shares of the Class B Common Stock entitle the holders thereof to ten votes per share on all matters and shares of the Class A Common Stock entitle the holders thereof to one vote per share on all matters, and (ii) the shares of Class B Common Stock are subject to certain restrictions on transfer. The shares of Class B Common Stock are not transferable except in certain very limited instances to family members, trusts, other holders of Class B Common Stock, charitable organizations and entities controlled by such persons (collectively, "Permitted Transferees"). These restrictions on transfer may be removed by the Board of Directors if the Board determines that the restrictions may have a material adverse effect on the liquidity, marketability or market value of the outstanding shares of Class A Common Stock.

         The Class B Common Stock is fully convertible at any time into shares of Class A Common Stock on a share-for-share basis and will automatically be converted into shares of Class A Common Stock upon any purported transfer to non-Permitted Transferees.

BG263.

         From the outset, the major part of the NCS Class B shares were held by Messrs. Outcalt and Shaw. BG262. Through this structure, the founders were able to attract public investment in NCS while maintaining an absolute controlling position, and the 'SS' 7 limitations had the effect of assuring that the control over NCS inherent in the Class B holdings would not continue to exist if those holders chose to sell their Class B shares. See BG264. Every public stockholder of NCS thus bought his or her shares with full knowledge of the dual class structure, which was an organic part of NCS' existence from its birth as a public company.

              b.   Structure and language of 'SS' 7

         Three provisions in 'SS' 7 of the NCS Charter - "Limitations on Transfer of Class B Common Stock" - are pertinent:

         'SS' 7(a) states the general prohibition against "transfer":

         Subject to the provisions of Section 7(i) of this Article IV, no person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee."

         'SS' 7(c)(5) states the corollary principle that the grant of a proxy by a Class B holder does not constitute "the transfer of an interest in the shares":

         (c) For purposes of this Section 7 of this Article IV:
         . . .
              (5) The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.

A31. The principle stated in 'SS' 7(c)(5) is an unambiguous (and, here, conclusive) statement that the granting of a proxy on Class B shares is not a prohibited "transfer of an interest" in the Class B shares.

         'SS' 7(d) then provides that a prohibited transfer of Class B shares results in their automatic conversion to Class A shares:

         Any purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer.

The conversion penalty of 'SS' 7(d) does not apply to a transfer of "any interest" in "shares of Class B Common Stock," which is the scope of the 'SS' 7(a) limitation on transfers. 'SS' 7(d) applies only to a "purported transfer of shares of Class B Common Stock" - not of any interest therein. A31.

         Also notably, the application of 'SS' 7(d) is both automatic and forever. If there is a transfer of the Class B shares in violation of 'SS' 7(a), the shares are converted into Class A shares and lose the Class B voting power for all time. Thus, Omnicare's claim sought to strip Messrs. Outcalt and Shaw of some 70% of their voting power - from 68% to approximately 20.4% by Omnicare's count, see DE105 at 8-9 - for all time and for all purposes.

         2.   The Voting Agreements

         The Voting Agreements, executed on July 28, 2002 by Messrs. Outcalt and Shaw (A128-139), covered all of the Class A and Class B shares owned by them. Two provisions in the Voting Agreement reflect the decision of Outcalt and Shaw to vote all their shares in favor of the NCS/Genesis merger:

         'SS' 2(b) states the stockholder's agreement to vote all of his shares at the stockholders meeting on the NCS/Genesis merger in favor of the merger and against any competing proposal (as well as against a defined set of other transactions or matters that would materially interfere with consummation of the merger). A130, 135-36. The core, affirmative commitment to vote for the merger is contained in 'SS' 2(b)(A) of the Voting Agreement. The corresponding commitment to vote against competing transactions - in corporate parlance, the "picket fence" that protects the core commitment from being undermined - is contained in 'SS' 2(b)(B).

         'SS' 2(c) is a grant by the stockholder of an irrevocable proxy to Genesis representatives authorizing them to vote all of the stockholder's shares in favor of the NCS/Genesis merger and otherwise in accordance with the voting agreement contained in 'SS' 2(b). A130, 136. In effect, the 'SS' 2(c) proxy enforces the core agreement to vote contained in 'SS' 2(a).

         The Voting Agreements further provide that "[p]rior to the Effective Time [i.e., consummation of the NCS/Genesis merger], the Stockholder shall not Transfer (or agree to Transfer) any of his Shares owned of record or beneficially by him." A129, 135 ('SS' 2(a)). (As of the date of the Voting Agreements, the record date for voting on the merger had not been set.) That provision obviously prevents the stockholder from taking action with respect to his shares that could interfere with his commitment to exercise his full voting power in favor of the merger. In particular, the no-transfer provision in the Voting Agreements ensured that the Class B shares would not be converted to low-vote Class A shares before the NCS stockholder vote.(6)

         The Voting Agreements terminate by their terms upon the earlier of the consummation of the NCS/Genesis merger or the termination of the merger agreement in accordance with its terms. A132, 138. The merger agreement provides for its termination in a number of circumstances, including by mutual consent of NCS and Genesis; by either company if the merger is not closed on or before January 31, 2003; by NCS or Genesis if the other materially breaches a representation, warranty or covenant in certain circumstances; by Genesis, if the NCS board of directors or special committee withholds or changes its recommendation of the merger in a manner adverse to Genesis, or determines to recommend to the stockholders a different transaction; by either company, if the required stockholder vote to approve the merger is not obtained at the stockholders meeting; by Genesis, if another party to the Voting Agreements breaches its obligations thereunder and the requisite stockholder approval is not obtained; or by Genesis, if there has been a "Material Adverse Effect" on NCS. A99-101('SS' 7.1).

         The Voting Agreements thus involve a commitment to vote for a specific transaction and corollary commitments to protect that core commitment from being undermined. All of the provisions of the Voting Agreements operate to achieve a singular and time-limited objective: a commitment to vote for a specific transaction. The contractual obligations of Outcalt and Shaw, and the corresponding rights of Genesis, are limited in time (the Voting Agreements expire when the merger agreement terminates) and are limited to a specific transaction (the NCS/Genesis merger).

         In advancing that single objective, the Voting Agreements do not provide Genesis with any discretion or power over the vote of the shares owned by Outcalt

----------

(6) While Omnicare relied below on 'SS' 2(a) of the Voting Agreements, the Court of Chancery noted: "It should suffice to observe that an agreement not to transfer shares can hardly be thought to constitute a transfer of those shares." SJ op. at 6 n.5. Omnicare no longer relies on 'SS' 2(a).

and Shaw. The vote remains the vote of Outcalt and Shaw. Nor do the Voting Agreements give Genesis any other indicia of ownership, dominion, or control - economic or vote - over the shares. To the contrary, as Vice Chancellor Lamb recognized, the Voting Agreements simply embody the decisions of Outcalt and Shaw to vote their shares in favor of the NCS/Genesis merger ('SS' 2(b)), and the related grant of a proxy to Genesis to vote those shares, as directed by Outcalt and Shaw, in favor of the merger, i.e., "all of the Shares beneficially owned by the Stockholder" ('SS' 2(c)). See SJ op. at 13, 15.

         In connection with the execution of the merger agreement and Voting Agreements, both NCS (which is a party to the Voting Agreements) and the Class B stockholders evidenced their understanding that the Voting Agreements were not prohibited by 'SS' 7 of the Charter and did not result in the conversion of the Class B shares. In the negotiations leading to the execution of these contracts, neither NCS nor the Class B stockholders indicated to Genesis that there was even an issue with respect to the validity of the Voting Agreements under 'SS' 7 of the Charter or that there was any question but that Outcalt and Shaw had, and would have at the time of the stockholders meeting, the voting power to approve the merger agreement - a fact that is prominently featured in the Joint Proxy Statement/Prospectus that NCS and Genesis filed with the SEC and that has now been disseminated to the stockholders for the December 5 meeting. See A162, 169; BG3, 13.

C.       OMNICARE'S PURCHASE OF NCS STOCK

         Omnicare never owned NCS stock of any type until after the execution of the merger agreement and Voting Agreements. Standing op. at 6-7. On July 29, 2002, before the market opened, NCS and Genesis issued a joint press release announcing the merger and setting forth the specific terms of the agreements. Id. at 6. Omnicare learned of the terms and purchased 1,000 shares of NCS Class A Common Stock either later that same day or the next day (July 30). Id. at 6-7; OB at 4. Three days later, on August 1, 2002, Omnicare initiated this lawsuit.

                                    ARGUMENT

I. THE COURT OF CHANCERY CORRECTLY APPLIED SETTLED PRINCIPLES OF STANDING IN DISMISSING THE FIDUCIARY DUTY COUNTS OF OMNICARE'S SECOND AMENDED COMPLAINT.

A.       SCOPE OF REVIEW

         Dismissal for lack of standing is subject to de novo review. Rosenbloom
v. Esso V.I., Inc., 766 A.2d 451, 458 (Del. 2000).

B. THE COURT OF CHANCERY CORRECTLY HELD THAT OMNICARE LACKS STANDING TO ASSERT COUNTS II-V.

         1. Omnicare has no standing to sue for alleged breaches of fiduciary duty owed to persons who, unlike Omnicare, were stockholders when those alleged breaches occurred.

         The standing issue here is whether a bidder that was not also a stockholder of the target at the time of alleged breaches of fiduciary duty by the target's directors has standing to sue those directors for the alleged breaches of fiduciary duty. Standing op. at 9-10.(7)

         Omnicare has been unable to cite even one case - not one - in which this Court or the Court of Chancery held or suggested that a bidder may sue for breaches of fiduciary duty by a target's directors when the bidder did not own stock in the target at the time of the alleged breaches. The reason for this failure is a bedrock principle of fiduciary law - a person who seeks to assert a claim for breach of fiduciary duty must be a person to whom that duty was owed at the time of the alleged breach.(8) Bidders are not persons to whom a target board owes fiduciary duties;(9) a bidder has standing only if it was owed fiduciary duties in some other

----------
(7) The issue is not, as Omnicare misleadingly frames it (OB at 12), whether Omnicare has a "sufficient stake in the controversy" - ignoring as it does the need for the litigant to have a legally-cognizable right tied to that "sufficient stake." See, e.g., Baker v. Carr, 369 U.S. 186, 204 (1962); see also Stuart Kingston, Inc. v. Robinson, 596 A.2d 1378, 1381-82 (Del. 1991) (affirming standing based on "distinct prejudice to preexisting contractual rights") (emphasis added).

(8) See Standing op. at 14 & n.21 and cases there cited.

(9) E.g., Emerson Radio Corp. v. International Jensen Inc., 1996 WL 483086, at *13 (Del. Ch.); U-H Acquisition Co. v. Barbo, 1994 WL 34688, at *4 (Del. Ch.).

capacity, i.e., in its capacity as a stockholder.(10) And because Omnicare, as a bidder, was not also a stockholder at the relevant times, Omnicare was owed no fiduciary duties and thus has no standing to seek relief on that basis.

         Omnicare never directly addresses this dispositive point. Instead, Omnicare misleadingly asserts that "[t]he Court of Chancery has frequently found that stockholder-bidders such as Omnicare have sufficient standing." OB at 13 (emphasis added). Contrary to Omnicare's assertion, the "stockholder-bidders" in each of the cases cited by Omnicare were not "stockholder-bidders such as Omnicare" because, unlike Omnicare, they were stockholders at the time of the alleged breaches of fiduciary duty. Vice Chancellor Lamb carefully so noted as to each of the cases relied upon by Omnicare. See Standing op. at 14 n.22, 15
n.23. There is no authority - none - for Omnicare's "bidder standing" position.

         As the Court of Chancery noted in Gaylord, the settled practice is "bidder standing as stockholders" - not bidder standing as bidders even if non-stockholders. 747 A.2d at 81 n.14. To recognize "bidder standing even if non-stockholders" would go far beyond the pro-bidder doctrinal incoherence referred to in Gaylord, id., and embrace doctrinal anarchy. Cf. Bangor Punta Operations, Inc. v. Bangor & A. R. Co., 417 U.S. 703, 717 (1974) ("If deterrence were the only objective, then in logic any plaintiff willing to file a complaint would suffice. No injury or violation of a legal duty to the particular plaintiff would have to be alleged.... Suffice it to say that we have been referred to no authority which would support so novel a result, and we decline to adopt it.").

         The Court should also consider the unsound implications inherent in Oninicare's "bidder standing" theory. If accepted, the theory does not admit of any reasonable limitation. As advocated by Omnicare, bidder standing does not require Omnicare to have ever purchased NCS shares. The same bidder standing would attach to anyone who expresses such an intent, and there is nothing that would delimit when such intent to bid would have to appear - i.e., before the filing of the complaint, just before entry of judgment, or, perhaps, before final disposition of an appeal. There is no warrant to so unmoor settled standing principles and treat bidders as some specially protected class of litigants, immunized from fundamental requirements applicable to all other parties.

         2. Omnicare has no standing to sue for alleged breaches of fiduciary duty occurring before it purchased any stock.

         The Court of Chancery's holding was soundly based on a "longstanding Delaware public policy against the `evil' of purchasing stock in order `to attack a

----------
(10) In re Gaylord Container Corp. S'holder Litig., 747 A.2d 71, 77 n.7 (Del. Ch. 1999) (bidder's standing to sue for breach of fiduciary duty "has remained putatively tethered, if only by a bare thread, to its status as a stockholder").

transaction which occurred prior to the purchase of the stock.'" Standing op. at
11. As the Court below explained, this general principle applies both to derivative and direct claims:

         The policy against purchasing lawsuits involving the internal relations of Delaware corporations . . . is derived from "general equitable principles" and has been applied to preclude stockholders who later acquire their shares from prosecuting direct claims as well.

Id. at 11-12 (emphasis added; collecting cases).

         Omnicare asserts that the Court of Chancery's ruling was "broad and unprecedented," OB at 17, and accuses the Court of "grafting" or "extending" 8 Del. C. 'SS' 327 to individual/direct claims. OB at 16. These accusations are without merit. The Court of Chancery cited established Delaware case law applying this precise principle to direct claims, and Omnicare fails to cite, let alone distinguish, any of them. See cases cited in Standing op. at 12-13 & nn.15, 16 & 17. For example, Omnicare is silent on the 1993 opinion in Thorpe v. CERBCO, Inc., where Chancellor Allen held that the stockholder-plaintiffs did not have standing to assert direct claims for fiduciary breaches occurring before the plaintiffs became stockholders:

         I conclude that while plaintiffs may have standing to complain about any breach of duty that occurs while they are shareholders, they have no direct right to be awarded judicial relief for these 1982 acts. ...
         Nor is there authority to accord stockholders' standing to plaintiffs in their capacity as successors to the earlier holders of the stock. It has been held that those owning shares at the time of the proxy wrong are the persons who possess rights arising from any disclosure violations and that their successors do not.

1993 WL 35967, at *3 (Del. Ch.) (emphasis added). See also Leung v. Schuler, 2000 WL 264328, at *6 (Del. Ch.) ("well established in Delaware that to successfully state a claim for breach of the fiduciary duty of disclosure, the plaintiff must have been owed a fiduciary duty at the time of the alleged breach"); cf. Dieter v. Prime Computer, Inc., 681 A.2d 1068, 1072 (Del. Ch.
1996) ("[t]he same policy and the rationale supporting ['SS' 327] would arguably apply here [in direct action] as well"); Glaser v. Norris, 1989 WL 79875, at *9 (Del. Ch.) (holding no fiduciary duty owed to plaintiffs-unit holders prior to plaintiffs' acquisition of units) - all cited by Genesis below.

         3. Omnicare's "continuing wrong" theory must be rejected because it was not fairly presented below and because it is factually incorrect and contrary to applicable law.

         Omnicare's final argument is that Counts II through V involve "a continuing wrong that both predates and postdates the stockholder's purchase date," and that Omnicare therefore has standing. OB at 21. This argument must be rejected for two reasons: (a) Omnicare is raising this issue for the first time on appeal, and (b) the argument is factually incorrect and misstates the applicable law.

              a. Omnicare is precluded from raising its "continuing wrong" theory on appeal because it was not fairly presented to the Court of Chancery.

         Under Supreme Court Rule 8, Omnicare may not raise for the first time on appeal an issue that it could have, but did not, raise before the Court of
Chancery: "Only questions fairly presented to the trial court may be presented for review; provided, however, that when the interests of justice so require, the Court may consider and determine any question not so presented." Supr. Ct.
R. 8. Rule 8 has been studiously enforced. See, e.g., Cassidy v. Cassidy, 689 A.2d 1182, 1184 (Del. 1997); Watkins v. Beatrice Cos., 560 A.2d 1016, 1020 (Del.
1989).

         Omnicare did not so much as reference its continuing wrong theory in its opposition brief below. See DE 147. That theory is not merely an additional reason supporting a proposition actually urged below - it is, instead, an entirely new theory not fairly presented to the Court of Chancery. See Kerbs v. California Eastern Airways, Inc., 1952 Del. LEXIS 87, at *18 (Del. Supr.) ("We will not permit a litigant to raise in this court for the first time matters not argued below where to do so would be to raise an entirely new theory of his case").

         Nor is the "interests of justice" exception availing to Omnicare. That exception is inapplicable unless a party can show that the asserted deficiency rises to the level of "plain error," a "material defect" that is "basic, serious and fundamental" and "apparent on the face of the record." Cassidy, 689 A.2d at 1184 ("Plain errors must be so clearly prejudicial to substantial rights as to jeopardize the fairness and integrity of the trial process."); see also Mummert
v. Mummert, 755 A.2d 389, 2000 Del. LEXIS 229, at *3 (Del. Supr.).

              b. Omnicare's "continuing wrong" theory is factually illogical and contrary to applicable law.

         The premise of Omnicare's argument is that the NCS directors breached their fiduciary duties by entering into the merger agreement and approving the Voting Agreements on July 28, 2002, and then compounded those breaches by "continu[ing] to invoke the Genesis Merger Agreement and the Voting Agreements
..... to thwart Omnicare's bid and cram down on the NCS stockholders the admittedly inferior Genesis merger." OB at 18. Even were Omnicare permitted to raise its continuing wrong theory for the first time on appeal, the theory must be rejected because it is factually illogical and contrary to applicable law.

         First, Omnicare's mischaracterization of the NCS directors' actions as constituting a "cram down" on the stockholders demonstrates Omnicare's continuing refusal to acknowledge the single salient feature about the stock ownership of NCS - there is and can be no "cram down" because the NCS stockholders have never had the ability to vote a merger up or down irrespective of how Messrs. Outcalt and Shaw might vote, because Outcalt and Shaw have always controlled the outcome of any vote. This has been the case since the day NCS was formed, and every person purchasing NCS stock since that day, including Omnicare, has known it.

         Second, and most fundamentally, Omnicare's continuing wrong theory ignores virtually the entire body of Delaware case law that defines what actually constitutes a "continuing wrong" in the breach of fiduciary duty context - and that makes clear that wrongfully entering into a contract does not make the continuing contractual obligations a "continuing wrong." See Newkirk
v. W.J. Rainey, Inc., 76 A.2d 121, 123 (Del. Ch. 1950) (holding that plaintiffs had no standing because real complaint was about prior stock purchases, not consummation of the merger itself);(11) Elster v. American Airlines, 100 A.2d 219, 224 (Del. Ch. 1953) ("Assuming that the individual defendants did wrong to the Corporation by entering into the contract, it does nor follow that they committed any wrong in carrying out the contract once it had been made. Indeed, had they not done so, the Corporation would presumably have been subject to liability for breach of contract.") (emphasis added); Bird v. Lida, Inc., 681 A.2d 399, 406 (Del. Ch. 1996) (adopting Elster's above-quoted language and holding that entering into a lease which was or became unfair did not constitute a continuing wrong); Kahn v. Seabord Corp., 625 A.2d 269, 271 (Del. Ch. 1993) ("[T]he payments [the contract] calls for are legal obligations, not wrongs. Thus, unlike a continuing wrong the only liability matter to be litigated involves defendants' 1986 actions in authorizing the creation of these contract rights and liabilities."); Schreiber v. Bryan, 396 A.2d 512, 516 (Del. Ch. 1978) ("what must be decided is when the specific acts of alleged wrongdoing occur, and not when their effect is felt"); Brown v. Automated Mktg. Sys., 1982 Del. Ch. LEXIS 571, at *6 (Del. Ch.) ("[I]t is not the merger itself that constitutes the wrongful act . . ., but rather it is the fixing of the terms of the transaction which will be finalized by the consummation of the merger which provides the foundation for the suit."); Nickson v. Filtrol Corp., 262 A.2d 267, 269-70 (Del. Ch. 1970) ("The allegations of retention and concealment cannot obscure the fact that Slick is complaining about

----------
(11) As Chancellor Seitz there explained:

         Of course, in one sense every wrongful transaction constitutes a continuing wrong to the corporation until remedied. But if the rule embodied in Sec. 51A [the predecessor to 8 Del. C. 'SS' 327] is to be meaningful, then clearly "continuing wrong" cannot be construed in such a sense because it would substantially defeat the statutory policy embodied in Sec. 51A. That policy is the prevention of the evil of purchasing stock in order to maintain a derivative action designed to attack a transaction which occurred prior to the purchase of the stock.

a fraudulent purchase made before it owned Filtrol stock. Continuing to hold bonds which have depreciated does not, in this case, state an independent transaction to be remedied without reference to any overpayment by Filtrol . . . .. In short, both such allegations are of consequences or results flowing from the alleged acquisition of the Bantrell bonds, and are not independent transactions within the meaning of 'SS' 327."); Dieter v. Prime, 681 A.2d at 1072 (citing Brown; "[a]rguably, Defendants' refusal to cancel the Merger was not the wrongful act producing allegations of breach of fiduciary duty; it was the original decision to effectuate the Merger"); Thorpe v. CERBCO, 1993 WL 35967, at *4 ("the effects of an act can ripple through decades. But that fact does not mean that the act itself continues for Section 327 purposes so as to entitle later purchasers of the stock to sue on earlier wrongs.").

         In contrast, Omnicare cites just two Delaware cases, Saito v. McKesson HBOC, Inc., 806 A.2d 113 (Del. 2002), and Lavine v. Gulf Coast Leaseholds, 122 A.2d 550 (Del. Ch. 1956), neither of which provides Omnicare any support. Saito, which addressed whether 8 Del. C. 'SS' 327 had any application in a books-and-records action, merely recognizes the potentiality of a continuing wrong in the breach of fiduciary duty context.

         Lavine, decided by the same Chancellor who decided Newkirk, supra, is similarly unavailing. On the law, it merely confirms the converse of Elster, supra - when a critical part of the alleged wrong did not occur until after the stockholder acquired its shares, the wrong is not "completed" until that later time. Lavine, 122 A.2d at 552 (citing Elster). On the facts, Lavine merely concluded that a stock exchange agreement conditioned on stockholder approval was not "completed" until that approval was obtained. Id. The requisite stockholder approval here was obtained before Omnicare purchased its shares, when Outcalt and Shaw entered into the Voting Agreements with Genesis and NCS. Indeed, Omnicare complains here about so-called "preclusive lock-ups" (OB at 21) precisely because the requisite stockholder approval has already been obtained.

         All of the wrongs of which Omnicare truly complains began and ended with the execution of the merger agreement and the Voting Agreements on July 28. Every one of the alleged additional breaches since then has not been an independently cognizable wrong, but, rather, the "consequences or results flowing from" NCS, Outcalt and Shaw complying with the contractual obligations undertaken on July 28 (Nickson, 262 A.2d at 269-70).

II. THE COURT OF CHANCERY CORRECTLY GRANTED SUMMARY JUDGMENT AGAINST OMNICARE'S CLAIM THAT THE OUTCALT/SHAW VOTING AGREEMENTS RESULTED IN THE CONVERSION OF THEIR CLASS B SHARES TO CLASS A SHARES UNDER
         'SS' 7 OF THE NCS CHARTER.

         This argument begins with a point that is undisputed. Messrs. Outcalt and Shaw have the uncontested right under the NCS Charter, as it has existed since NCS went public, to vote to cause a merger between NCS and Genesis. Nonetheless, while Omnicare concedes that Outcalt and Shaw are entitled to vote to cause the merger, Omnicare urges the inexplicable, if not plainly illogical, proposition that Outcalt and Shaw cannot contractually obligate themselves to do so.

         As the Court below ultimately concluded, there is nothing in the NCS Charter that remotely suggests that Messrs. Outcalt and Shaw are prohibited from agreeing to vote their shares in a manner clearly permitted under the Charter. Vice Chancellor Lamb's conclusion well summarizes the basic point that Omnicare has offered nothing substantial to challenge:

              In the end, the court is unable to agree with Omnicare's and the stockholder-plaintiffs' position that the agreements to exercise their voting power made by Outcalt and Shaw on July 28, 2002 ran afoul of the restrictive transfer provisions of Article IV, Section 7 of the NCS Charter. There is simply no reason to believe that the drafters of the NCS Charter sought to prevent the holders of the Class B shares from exercising their uncontested majority voting power to adopt a plan and agreement of merger approved and authorized by the NCS board of directors.

SJ op. at 21.

A.       SCOPE OF REVIEW

         With respect to the questions of law raised by Omnicare's appeal, this Court exercises de novo review. See, e.g., Gilbert v. El Paso Co., 575 A.2d 1131, 1141-42 (De1. 1990). But the scope of review is not, as Omnicare claims (OB at 22), de novo with respect to factual findings made by the Court of Chancery below:

         The decision below, having been rendered on cross-motions for summary judgment and on a "paper" record, the scope of review on appeal calls for this Court to review the entire record and draw its own conclusions with respect to the facts if the findings below are clearly wrong and if justice requires, especially where the findings arise from deductions, processes of reasoning or logical inferences.

Fiduciary Trust Co. v. Fiduciary Trust Co., 445 A.2d 927, 930 (Del. 1982) (citing Application of Delaware Racing Ass'n, 213 A.2d 203, 207-08 (Del. 1965)). See also

Continental Airlines v. American Gen. Corp., 575 A.2d 1160, 1164 (Del. 1990)
(same); Merrill v. Crothall-American, Inc., 606 A.2d 96, 100 (Del. 1992) (citing Fiduciary Trust Co. with approval and noting that "deference is warranted" to the lower court's factual findings when decided on cross-motions for summary judgment).

B.       SUMMARY OF POSITION

         Omnicare's claim for conversion of the Class B shares hinges on the twin assertions that the Voting Agreements constitute a prohibited "transfer" under 'SS' 7(a) of the NCS Charter, and trigger the conversion penalty of 'SS' 7(d). Omnicare fails to cite a single authority in support of its essentially ipse dixit presentation of what constitutes a "transfer," largely ignores Delaware precedents that establish that a voting agreement is not a transfer of the shares or any interest therein, and fails - necessarily - to ground its assertions in the plain words of 'SS' 7. Omnicare instead is compelled to resort to mischaracterization of the Voting Agreements, and other meritless efforts to invoke 'SS' 7 to strip voting power from Outcalt and Shaw.

         Omnicare's position - that the provisions of the Voting Agreements amount to a prohibited transfer under the NCS Charter - is manifestly wrong under any common sense understanding of the meaning of the word "transfer," and proves even weaker under an analysis of the relevant provisions of the NCS Charter.

         In the Voting Agreements, Outcalt and Shaw agreed to vote their Class B shares in favor of the Genesis transaction and against a competing transaction, and granted a limited-purpose proxy ensuring that that agreement is effectuated. These commitments amount to (a) an exercise of voting discretion over the Class B shares by the current holders, and (b) a contractual, self-imposed obligation not to undo or undermine their voting decision. The Voting Agreements are not a "transfer" at all (either of the shares or an interest in them), but a contractual commitment on the stockholder's part embodying the stockholder's own decision on how to vote his shares, that is limited in time and limited to a particular transaction. In no common sense understanding have Outcalt and Shaw "transferred" anything. What did Genesis and NCS, the other parties to the Voting Agreements, receive? They have no economic interest in the shares, no power of disposition, and no power to direct the voting of the shares. The limited-purpose proxy is no exception, for it merely authorizes Genesis to vote as previously directed by Outcalt and Shaw in the Voting Agreements -- an obvious conclusion that is confirmed by 'SS' 7(c)(5) of the NCS Charter, which expressly states that the granting of a proxy does not constitute a transfer of an interest in the shares.

         As set out below, under the plain language of 'SS' 7(a), 'SS' 7(c)(5) and 'SS' 7(d), the Court of Chancery properly granted summary judgment against Omnicare's Charter claim.

C.       APPLICABLE STANDARDS OF INTERPRETATION

         Delaware courts employ general principles of contract interpretation in construing certificates of incorporation. See, e.g., Elliott Assocs., L.P. v. Avatex Corp., 715 A.2d 843, 852-54 (Del. 1998). Accordingly, the provisions of the Charter will be "interpreted using standard rules of contract interpretation which require a court to determine from the language of the contract the intent of the parties. In discerning the intent of the parties, the [Charter] should be read as a whole and, if possible, interpreted to reconcile all of the provisions of the document." Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392, 395 (Del.
1996) (citation omitted). "If no ambiguity is present, the Court must give effect to the clear language of the Certificate." Id. If the language is determined to be ambiguous, the Charter must be construed to "adhere to the reasonable expectations" of the stockholders, id. at 399 - here, to protect the rights of the Class B stockholders, and not to impose restrictions on those shares if the existence or operation of the restriction is not clearly stated. See SI Mgmt L.P. v. Wininger, 707 A.2d 37, 42-43 (Del. 1998) (applying the principle to a partnership agreement that was not a bilateral negotiated agreement).

         In the case of contracts that prohibit the transfer of stock or any interest in the stock, the Delaware courts reject interpretations that result in a forfeiture, as Omnicare urges should occur here. Garrett v. Brown, 1986 Del. Ch. LEXIS 516, at *22, *30 (Del. Ch.) (holding that a voting agreement is not a transfer of shares or an interest in shares), aff'd on op. below, 511 A.2d 1044 (Del. 1986). Indeed, it is well-settled that constraints on alienation are to be strictly construed. See Mitchell Assocs., Inc. v. Mitchell, 1980 Del. Ch. LEXIS 562, at *8 (Del. Ch.).

         Consequently, the Delaware decisions consistently construe anti-transfer clauses so as to apply the prohibition only to transactions that clearly constitute prohibited transfers, and not broadly to apply where reasonable doubt may exist and the clause operate as a trap for the unwary. See, e.g., Garrett v. Brown, 1986 Del. Ch. LEXIS 516, at *23-24 (first-refusal option conditioned on "transfer" of shares not reasonably interpreted to apply to "non-sale transfers"); Concept Communications, Inc. v. Gold'n M Television, Inc., 1993 Del. Ch. LEXIS 70, at *13-15 (Del. Ch.) (first-refusal option conditioned on "transfer" not triggered because a pledging of shares did not constitute a transfer of "that residual right that we most closely associate with 'ownership'"); Star Cellular Tel. Co. v. Baton Rouge CGSA, Inc., 1993 Del. Ch. LEXIS 158, at *23-25 (Del. Ch.) (transfer by operation of law in merger not a "transfer" where the agreement did not clearly indicate such an intent), aff'd, 1994 Del. LEXIS 190 (Del. Supr.); Clark v. Kelly, 1999 Del. Ch. LEXIS 148, at *33-34 (Del. Ch.) (transfer of stock into a trust not a "transfer"); Shields v. Shields, 498 A.2d 161, 167-68 (Del. Ch. 1985) (conversion of stock in a merger not a "sale, transfer or exchange" because the agreement could reasonably be interpreted to prohibit only stockholder-level acts).

         In particular, because the Voting Agreements do no more than exercise rights granted to stockholders by the DGCL, any interpretation of the NCS Charter to negate such rights must be established by clear and convincing evidence. The DGCL expressly authorizes stockholders to enter into voting agreements (8 Del. C. 'SS' 218), and to grant a proxy to another person to act for such stockholder (id. at 'SS' 212(b)). At the very least, if 'SS' 7 of the NCS Charter is claimed to deprive stockholders of rights that are otherwise granted by statute, that interpretation must be established clearly and convincingly. See, e.g., Rohe v. Reliance Training Network, Inc., 2000 Del. Ch. LEXIS 108, at *57-58 (Del. Ch.), citing Rainbow Navigation, Inc. v. Yonge, 1989 Del. Ch. LEXIS 41, at *12 (Del. Ch.) (court will not construe a contract to disable stockholders from exercising statutorily-granted rights "unless that reading of the contract is certain and unambiguous").

         Finally, there is no force to Omnicare's uncited assertion that the NCS Charter should be construed against stockholders Outcalt and Shaw as "drafters" of the Charter, OB at 31. Nothing in the record supports the assertion that Outcalt and Shaw were the "drafters" of the NCS Charter. As the Court of Chancery noted, there is "no reason to treat Outcalt and Shaw, whose interests as stockholders are at stake, as if they are the 'corporate drafters' of the provisions." SJ op. at 9 n.10.(12) Indeed, given that 'SS' 7 of the Charter restricts their ability to transfer their shares, it would seem appropriate to presume that the provisions were imposed on Outcalt and Shaw when NCS made its IPO, rather than drafted by them. In all events, as already noted, there is no warrant to construe the Charter against one class of stockholders (the B holders) -- the position for which Omnicare contends.(13)

-------------------

(12) Both Outcalt and Shaw were deposed in this action, and Omnicare did not seek to establish their role, if any, in the drafting of the Charter. What the record does reveal is that Omnicare's current counsel (the Dewey Ballantine firm) was counsel for the underwriters in the 1996 IPO of NCS, when the Charter was described in a manner entirely inconsistent with Omnicare's present position. BG270; see supra at 4-5.

(13) Omnicare cites Elliott Associates, supra, to support construing the Charter against Messrs. 0utcalt and Shaw. OB at 31. Elliott Associates comes nowhere close to supporting Omnicare's contention; Omnicare "badly misconstrues" the case, as the Vice Chancellor noted. SJ op. at 9 n.10. The doctrine stated in Elliott Associates is that when a charter contains a "hopeless ambiguity" "that could mislead a reasonable investor," and when that hopeless ambiguity is "attributable to the corporate drafter," then the ambiguity "must be construed in favor of the investor and against the drafter." Elliott Assocs., 715 A.2d at 853 (emphasis added). Omnicare cannot contort that doctrine to fit the present case.

    First, there is no ambiguity pertinent to Omnicare's position here; accordingly, the claimed doctrine "is not applicable." Id. And if there is any ambiguity, it certainly is not "hopeless." As opposed to the "patent drafting error" (id. at 853 n.47) in Kaiser Aluminum, supra - an error that drove this Court to apply contra

      D. THE VOTING AGREEMENTS DO NOT CONSTITUTE A "TRANSFER" OF AN "INTEREST" PROHIBITED BY 'SS' 7(a) OF THE NCS CHARTER.

         Omnicare's position that the Voting Agreements constitute a "transfer" of an interest in the stockholders' Class B shares to Genesis is belied both by common sense, and the plain language and structure of 'SS' 7 of the NCS Charter.

         1. Under the plain language of 'SS' 7(a), the Voting Agreements do not constitute a "transfer" of any kind.

         The essence of the Voting Agreements is a commitment by Messrs. Outcalt and Shaw to support the NCS/Genesis merger agreement by voting their shares in favor of the merger. Having made the determination on July 28 to vote for the merger, the Voting Agreements (a) obligate Outcalt and Shaw to maintain that commitment by voting for the merger when it is submitted to the stockholders of NCS, (b) obligate Outcalt and Shaw not to take actions that would have the effect of undermining their ability to vote for the merger (such as, for example, by voting for a competing transaction or other corporate act that would interfere with or otherwise adversely impact the merger), i.e., the "picket fence" provision, and (c) grant an irrevocable proxy to Genesis to permit Genesis to vote Outcalt's and Shaw's shares for the proposed merger, as a mechanism to enforce the contractual obligation.

         As a matter of plain language, by no stretch can the Voting Agreements be deemed a "transfer" of any kind from the Class B stockholders to Genesis under 'SS' 7(a) of the Charter. A "transfer" must, at barest minimum, consist of some economic or voting element of the shares being "transferred" from the stockholder and received by Genesis. The Voting Agreements do not do that. The Voting Agreements simply embody the decision by the stockholders, qua stockholders, to vote their shares - all of their shares - in favor of the NCS/Genesis merger. That was the stockholders' decision. That was not, and is not, a decision that Genesis made or is now empowered to make by anything in the Voting Agreements.

         Genesis has acquired no dominion of any kind over the Class B shares owned by Outcalt and Shaw. Genesis has none of the powers of ownership of the

-------------------

proferentum against the issuer (and in favor of preferred stockholders) "only as a last resort" (Kaiser, 681 A.2d at 399) - the NCS Charter can be interpreted through "standard rules of contract interpretation" without venturing beyond its plain language, as the Court below demonstrated. SJ op. at 10. Second, even under the rule of contra proferentum any ambiguity must be construed against the corporation and in favor of the reasonable expectations of the Class B stockholders, not in favor of limiting or restricting the rights of stockholders, particularly with respect to a proffered constraint on alienation or restriction of statutory rights. Kaiser, 681 A.2d at 399.

shares - not of the shares, nor of any "interest" in the shares; not of any economic nature, nor of any voting power. All that Genesis received in the Voting Agreements is the stockholders' commitment to vote for the NCS/Genesis merger - their decision, not Genesis'. Genesis did not, and is not, determining how the shares will be voted. The existence of contractual obligations or restraints on how the Class B stockholders exercise their voting power does not transfer anything to the other party; it simply imposes an obligation on the Class B stockholders. See, e.g., Garrett v. Brown, supra, 1986 Del. Ch. LEXIS 516, at *5, *30 (voting agreement commitment to vote restricted shares in certain manner held not to be "transfer" of the shares or of an "interest therein"); In re Chilson, 168 A. 82, 86 (Del. Ch. 1933) ("interest" in shares means not "an interest in the bare voting power or the results to be accomplished by the use of it," but rather a "recognizable property or, financial interest in the stock in respect of which the voting power is to be exercised") (emphasis added), cited in Brady v. Mexican Gulf Sulphur Co., 88 A.2d 300, 303 (Del. Ch. 1952) (trustee could not confer an "interest" because trustee had "nothing but the voting rights" relating to the shares in question).(14)

         As the Court below recognized, the decision in Garrett v. Brown, supra - a decision affirmed by this Court - is particularly pertinent on the precise point that a stockholder's entry into a voting agreement is not a transfer of an interest in the shares. The transfer prohibition in Brown, contained in a Stockholders Agreement, prohibited the "Transfer [of] any shares of the Common Stock or any right, title and interest therein or thereto." 1986 Del. Ch. LEXIS 516, at *5. "Transfer" was defined in the contract to mean "a sale, assignment, hypothecation, encumbrance, bequest or other transfer, whether by operation of the law or otherwise." Id at * 18

-------------------

(14) Other jurisdictions have likewise held that proxies and other voting contracts do not constitute transfers of interests in the shares. See, e.g., McKeague v. United States, 12 Cl. Ct. 671, 676 (1987), aff'd, 852 F.2d 1294 (2d
Cir. 1988); Arden Farms v. State, 60 N.Y.S.2d 47, 51 (N.Y. App. Div. 1946) (establishment of voting trust "does not constitute a transfer of the shares"), aff'd, 71 N.E.2d 469 (N.Y. 1947).

         The 1967 amendment of 8 Del. C. 'SS' 212(e) overruled Chilson's holding that only a "property or financial interest" in the shares - and not an interest in the corporation generally - was sufficient to support on irrevocable proxy. Rodman Ward, Jr., et al., Folk on the Delaware General Corporation Laws
'SS' 212.4.9 (4th ed. 2001). Chilson continues to establish that a voting right is not an "interest" in shares.

         And under the amended 'SS' 212(e), the "coupled with an interest" in the 'SS' 2(c) proxy of the Voting Agreement is not an interest in the shares, but Genesis' interest in NCS as its merger agreement partner. See David A. Drexler, et al., Delaware Corporation Law and Practice 'SS' 25.09[2] (2001) (interest under 'SS' 212(e) includes "some agreement by the proxy holder with the corporation with respect to which the proxy holder seeks assurance of the corporation's performance" or "detrimental economic reliance upon [the irrevocable proxy's] existence").

(court notes that parties intended to control against transfers other than sales). One of the contracting parties (La Cadena) then entered into an agreement with a third party (Craig) as part of an effort to acquire a controlling position in the company (Stater Bros.). That agreement contained a commitment to vote the shares to elect specified candidates to the board(15) and broad covenants not to vote for a range of corporation actions(16) - contractual voting commitments at least as broad as those in the Voting Agreements here. Noting that the Stockholders Agreement "does not in any way limit the stockholders' freedom to vote their shares as they see fit" just as the NCS Charter here does not limit the Class B holders' freedom to vote their shares as they see fit - the Court concluded that:

         [The] provisions as to the manner in which La Cadena will vote its stock cannot reasonably be construed to constitute a transfer under the Stockholders' Agreement. As noted earlier, the Stockholders' Agreement does not in any way limit the stockholders' freedom to vote their shares as they see fit. That being case, it would be inappropriate to read the definition of transfer to include a voting agreement.

Id. at *30 (emphasis added). Garrett v. Brown is thus four-square authority that contractual voting commitments do not constitute the transfer of the shares in question or of any "interest" therein - just as Chilson and Brady, supra, likewise held that voting rights over shares are not "interests" in the shares.
(l7)

         As the Court below squarely found, the Voting Agreements did not transfer any interest in the shares to Genesis:

               The court cannot conclude that the mere promise to vote the shares found in Section 2(b) of the Voting Agreements amounts to a transfer of any part of Outcalt's or Shaw's ownership interest in the shares.... Section 2(b) of the Voting Agreements simply expresses their promises to vote

-------------------

(15) BG314-15 (obliging La Cadena "to seek the prompt election to such boards of two Craig nominees;" "[i]n future elections," to "jointly support for election to the Board" agreed-upon nominees, and "agree to vote, so as to achieve, to the fullest extent possible, equal representation of each party's nominees upon the boards").

(16) BG315 (covenanting not to grant proxy or voting agreement for other director nominees, and not to vote for "(a) any merger or sale of all or substantially all of the assets of Stater Bros. or any other type or form of business combination requiring stockholder approval....; (b) any fundamental change in or amendment to the charter or by-laws....; (c) the issuance, or any major repurchase or retirement, of any [shares of any class]; or (d) the declaration or distribution of any dividend or distribution with respect to Stater Bros. Stock in excess of historical levels").

(17) Omnicare is simply incorrect in suggesting that Brown held that the voting aspects of the Craig agreement may have been the transfer of an interest in the shares albeit not sufficient to trigger the first-refusal option. See OB at 25 n.10.

         those shares in a particular manner, in order to induce Genesis to enter into the Merger Agreement with NCS. Genesis did not, thereby, obtain any of their power to vote the shares. Instead, Genesis obtained at most a legal right to compel Outcalt or Shaw to perform in accordance with the terms of their contracts.

               The common sense result in Brown applies equally here.... By voting their shares, or agreeing how to vote them at a later meeting, neither Outcalt nor Shaw can be thought to have transferred that power to vote to anyone else. For these reasons, relying on the decision in Brown, the court finds that the provisions of Section 2(a) of the Voting Agreements did not convey to Genesis an "interest" in the Class B common shares that are subject to that agreement.

SJ op. at 13, 14-15. And as the Court below likewise held as to the proxy contained in 'SS' 2(c) of the Voting Agreements (even apart from 'SS' 7(c)(5) of the Charter):

               [T]he proxies are really just a convenient way to enforce the terms of the voting agreements found in Section 2(b). They are limited in scope to the matters covered in that section and can only be exercised in the manner and to the extent that the owners of the shares themselves promised to vote them. For these reasons, the proxies, by themselves, do not involve a transfer of any significant part of Outcalt's or Shaw's voting power.

               The court is aware that, because the two proxies in combination represent a majority of the NCS voting power, the exercise of the proxies to vote the shares in accordance with the terms of Section 2(b) will result in the ratification of the Merger Agreement, unless that agreement is earlier abandoned.... This ultimate substantial effect resulting from the exercise of the proxies does not mean, however, that the grant of the proxies (as opposed to Outcalt's and Shaw's determination to cast their votes in favor of the Merger Agreement) resulted in the transfer of any substantial part of Outcalt's or Shaw's ownership interest in the Class B shares.

SJ op. at 15-16 (footnote omitted).(18)


-------------------

(18) Omnicare terms the Vice Chancellor's analysis a "fallacy... of course" because, it says, the agreement to vote is not a "stand-alone provision" but part of an agreement "that also contains the outright grant of an irrevocable proxy." OB at 27. That attack is unwarranted. The Vice Chancellor's analysis plainly comprehended that the agreement to vote in the Voting Agreements was combined with an irrevocable proxy of like extent. See SJ op. at, e.g., 12, 13, 15-16.

     Similarly, Omnicare asserts that the Court below "gets it exactly backwards" in describing the 'SS' 2(c) proxy as a mechanism to enforce the 'SS' 2(b) agreement to vote. OB at 27. There is no substance to that complaint. Omnicare itself notes that 'SS' 2(b)

         The Court of Chancery correctly held that the Voting Agreements "Did Not Transfer An 'Interest'" in the shares. SJ op. at 11. Manifestly, Outcalt and Shaw did not give Genesis any "recognizable property or financial" interest in their Class B shares (Chilson, supra), and a voting agreement is not a transfer of any interest in the shares (Garrett v. Brown, supra). As a matter of plain language and Delaware precedent, there cannot be a transfer of an interest when the supposed transferee receives nothing except a voting commitment and corresponding proxy, embodying a voting decision made by the stockholder.(19)

         2. 'SS' 7(c)(5) expressly provides that the giving of a proxy is not "the transfer of an interest" in the Class B shares.

         The plain terms of 'SS' 7(c)(5) of the NCS Charter are further conclusive against Omnicare's position. 'SS' 7(c)(5) provides that "[t]he giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934... shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy." Notably, 'SS' 7(c)(5) is not merely stated as an exception or carve out (as other provisions of 'SS' 7 are);(20) it is stated as a stand-alone rule.

        'SS' 7(c)(5) renders frivolous Omnicare's position that the proxy grant in the Voting Agreements is a prohibited "transfer" - making clear that the grant of a proxy by the holder of the Class B shares is not a transfer of an interest in the shares within the intended meaning of the transfer prohibition. 'SS' 7(c)(5) does not require that the proxy be revocable, nor does it require that the proxy be given in a company-sponsored solicitation, nor does it require that it be given to the same party that conducts the overall stockholder solicitation, nor does it require that the proxy be granted pursuant to or under 'SS' 14 of the Securities Exchange Act of 1934 - only that it be "in connection with" a proxy solicitation that is subject to 'SS' 14. In this case, there is no question that the proxy that the Class B stockholders agreed to give to Genesis was to be exercised in connection with the proxy solicitation for the stockholder vote on the merger, which is undisputedly subject to 'SS' 14 of the Exchange Act. And even beyond the literal wording of 'SS' 7(c)(5), its common sense


-------------------

and 'SS' 2(c) of the Voting Agreements are "coterminous" (OB at 28), and the Vice Chancellor clearly did not - as Omnicare asserts (id.) - "misapprehend[]" that fact. See SJ op. at, e.g., 5-6, 12, 15-16.

(19) Even if any particular part of the Voting Agreements was thought to violate 'SS' 7(a) of the Charter, the result should be at most to invalidate that particular provision, per the severability provision in 'SS' 4 of the Voting Agreements. A131, 136. See, e.g., R.S.M. Inc. v. Alliance Capital Mgmt.
Holdings L.P., 790 A.2d 478, 494-95 & n.20 (Del. Ch. 2001).

(20) E.g., 'SS' 7(b) (pledges as collateral securities for indebtedness); 'SS' 7(e) (separation of record from beneficial ownership in the hands of "street name" holders).

import is that where the Class B stockholders grant a proxy, of any kind, in connection with a matter being submitted to all of the stockholders, such as the merger, the grant of a proxy to vote the shares in a manner already determined by the owner of the shares is not a transfer of an interest.

         Moreover, 'SS' 7(c)(5) does not operate so as to lift the prohibition that might otherwise apply. Rather, it states that the giving of a proxy is not a transfer of an interest in the Class B shares at all. In other words, the existence of 'SS' 7(c)(5) demonstrates that the creation of contractual rights with respect to the shares, including the creation of contractual rights to vote the shares on a specific matter being submitted to a vote, are not the type of transactions intended to be encompassed within the meaning of a transfer of an interest. Consequently, if the grant of the power to exercise the vote by a proxy holder is not a transfer of an interest, the contractual undertaking of the Class B stockholders to vote in a particular manner certainly cannot be such a transfer. Indeed, the existence of contractual restraints on how the Class B stockholders exercise their voting power does not transfer anything to the other party; it simply imposes an obligation on the Class B stockholders. All of the provisions of the Voting Agreement accomplish but one objective: assuring that the Class B stockholders comply with their commitment to vote for this specific transaction. If that core undertaking is not a transfer, and it clearly is not, the other constraints that protect that obligation cannot be transfers.

         In its opening brief below (DE 105), Omnicare ignored 'SS' 7(c)(5). It subsequently advanced a number of arguments to evade 'SS' 7(c)(5), which the Court of Chancery considered and rejected. Omnicare repeats those contentions here: (a) that Class B shares are not registered under the Securities Exchange Act of 1934 and, consequently, a proxy with respect to those shares could never be a proxy granted pursuant to 'SS' 14 of that Act; and (b) that the proxy in the Voting Agreements was not given "in connection with" a solicitation of proxies subject to 'SS' 14 because the Voting Agreements preceded the solicitation of proxies from the other stockholders which is being conducted by NCS, not Genesis. OB at 32-33.

         These arguments are nothing but attempts to impose limitations on 'SS' 7(c)(5) that are unsupported by its plain language or manifest intent - or common sense.

         Omnicare's first contention - that the proxy is not covered by 'SS' 7(c)(5) because the Class B shares are not registered under the Exchange Act - actually proves the contrary of Omnicare's position. First, the clause nowhere requires that a proxy be given pursuant to 'SS' 14 of the Exchange Act. The clause simply requires that the proxy be given "in connection with" such a solicitation, which it clearly was.(21) And there is no logic to turning the definition of a "transfer" of an "interest"

-------------------

(21) Cf. Superintendent of Ins. v. Bankers Life & Cas. Co., 404 U.S. 6,
12-13 (1971) (interpreting "in connection with" in securities fraud litigation under SEC Rule 10b-5 as requiring only that the activity be "touching" the investor's purchase or sale of on such a requirement. Second, the fact that the Class B shares never have been registered under the Exchange Act, and, as a practical matter, never would be registered under the Act,(22) proves that 'SS' 7(c)(5) was not intended to be limited to a proxy given pursuant to that Act. Since the Class B shares have never been registered and were never anticipated to be registered, such a limitation would render 'SS' 7(c)(5) meaningless because it could never apply. Thus, the clause only requires that the proxy be "in connection with" such a solicitation, not "pursuant to" or "in response to" such a solicitation, as a proxy for the unregistered Class B shares never could be technically pursuant to or in response to 'SS' 14 of the Act. Third, Omnicare's position would lead to absurd results. As Omnicare would have it, even the grant of a revocable proxy by the Class B stockholders, an event that has undoubtedly occurred on many occasions (see BG317-41), would constitute a transfer of an interest, causing the shares to convert to Class A shares. Even Omnicare must retreat from the illogic of this argument.

         As Vice Chancellor Lamb reasoned:

               The plaintiffs' first argument is overly broad and, if taken at face value, would nullify Section 7(c)(5). Of course, Class B shares are not registered under the Exchange Act. They never have been, and there is no reason to expect that they ever will be. Indeed, registration of those shares is completely inconsistent with the substantial transfer restrictions found in Section 7(a) of the NCS Charter. Thus, to have any meaning at all, Section 7(c)(5) must be read to apply to situations in which a holder of Class B shares gives a proxy in connection with a solicitation of proxies directed at the holders of the NCS Class A shares. This reading also makes common sense. In accordance with Article IV, Section 2(c) of the NCS Charter, (with certain exceptions) the Class A and Class B shares "vote together as a single class in the election of directors.... and with respect to all other matters submitted to the stockholders of the Corporation for a vote." Thus, it is to be expected that anyone soliciting proxies at NCS would solicit them from both the Class A and the Class B stockholders.

SJ op. at 18-19.

-------------------

a security); Louis Loss & Joel Seligman, Securities Regulation 'SS' 9-B-7, at 3680-3726 (3d ed. 2001). The use of other "tighter" connective phrases in other sections of the Charter demonstrates, if any demonstration were needed, that the drafters knew how to require a tighter connection if that was intended.
E.g., 'SS' 7(a)(2) ("pursuant to a trust").

(22) 'SS' 14 of the Exchange Act applies only to securities registered pursuant to 'SS' 12 of the Exchange Act. Classes of securities are registered under 'SS' 12 of the Exchange Act only if shares of that class are to be traded on a national securities exchange or held of record by more than 500 persons, both practical impossibilities in light of the transfer restrictions on the Class B shares.

         Omnicare's second contention - that the proxy in the Voting Agreements obtained by Genesis is not covered by 'SS' 7(c)(5) because it was given before the commencement of the proxy solicitation by NCS - is not supported by any language in the clause. In effect, again, Omnicare seeks to engraft onto the clause the requirement that the proxy be given "in response to" or "as a result of" a solicitation under 'SS' 14 of the Exchange Act - as Omnicare's brief indeed concedes is the import of its contention, see OB at 33. But the clause nowhere imposes such a requirement. Rather, the clause only requires that the proxy be "in connection with" such a solicitation, which (again) it clearly was.(23) Indeed, the NCS/Genesis merger agreement expressly contemplates and requires that NCS solicit proxies from the stockholders in a solicitation subject to 'SS' 14 of the Exchange Act. See A67, 86-87, 89 (merger agreement 'SS''SS' 4.8, 5.1(c), 5.3(a)). And the proxy is "in connection with" that solicitation in the most important sense of those words: if there were no special meeting - no vote on the merger agreement - Genesis would have had no use for and would not have asked for a proxy. The whole point of the proxy is to be used at the special meeting. Moreover, there is no logic to Omnicare's contention. Why would it make a difference to the definition of the transfer of an interest whether the proxy was given before or during the formal proxy solicitation, or to the company or someone else (like Genesis)? The important point is that the grant of a proxy power to vote on a matter being submitted to stockholders is not the transfer of an interest in the shares, and there is no logical basis for differentiation based upon the time the proxy is given, or to whom it is given.(24)

         As Vice Chancellor Lamb reasoned:

               [I]f Section 7(c)(5) were read to contain a requirement of contemporaneity between the giving of a proxy and the pendency of the solicitation, the proxies at issue would not benefit from Section 7(c)(5)'s exemption. Nevertheless, such a constrictive reading is plainly unjustified by the language of that section. On the contrary, the phrase "in connection with" implies no close relationship at all. According to one scholar of modern legal usage, "in connection with is always a vague, loose

-------------------

(23) See note 21, supra. As far back as 1943, Judge Learned Hand held that an action taken before a formal solicitation starts is part of the solicitation covered by the securities law, so long as it is a "step" towards "an out-and-out solicitation later," and that it is sufficient that the action be "part of a continuous plan ending in solicitation and which paves the way for its success." SEC v. Okin, 132 F.2d 784, 786 (2d Cir. 1943); see Securities Regulation, supra, at 1944 & n.81.

(24) Omnicare's anti-'SS' 7(c)(5) argument lapses further into illogic: To apply 'SS' 7(c)(5) here is not to "turn... the proxies granted to Genesis into a 'solicitation of proxies subject to the provisions of Section 14'" (OB at 32), does not "swallow the entire exception" (id. at 33), and does not render the 'SS' 7 restrictions "worthless" (id.).

         connective." The phrase also appears in various provisions of the federal securities laws and is generally read quite broadly.

               A review of the Voting Agreements and the Merger Agreement clearly show that Outcalt and Shaw granted the Section 2(c) proxies "in connection with" an anticipated solicitation of proxies from the holders of the Class A shares. The Voting Agreements recite that Outcalt and Shaw signed them "in order to induce [Genesis] to enter into the Merger Agreement." In the Merger Agreement, NCS obligated itself to hold a special meeting of its stockholders at the earliest practicable date for the purpose of obtaining stockholder approval of the Merger. The Merger Agreement also contemplates that, in connection with such meeting, the holders of NCS common stock will be furnished with a proxy statement prepared by NCS in accordance with the provisions of the Securities Exchange Act of 1934 and the "company shall solicit from the Company Stockholders proxies in favor of the Merger." The necessary connection is also apparent from the language of
         Section 2(b) of the Voting Agreements that ties the promise to vote to that anticipated special meeting.

SJ op. at 19-20 (footnotes omitted).

         Fundamentally, it is central to Omnicare's position that a voting agreement "transfers" an "interest" in the Class B shares to the other party to the agreement. However, 8 Del. C. 'SS' 218 expressly authorizes stockholders to enter into voting agreements, and there is nothing in the statute that allows the certificate of incorporation to deprive the stockholders of that power. Similarly, according to Omnicare, the Class B stockholders are prohibited from granting a proxy with respect to their shares, as the Voting Agreements include. However, 8 Del. C. 'SS' 212(b) expressly provides that "[e]ach stockholder entitled to vote at a meeting of stockholders ... may authorize another person or persons to act for such stockholder by proxy ...," and there is nothing in the statute that allows the certificate of incorporation to deprive the stockholders of that power. At the very least, if 'SS' 7 of the Charter is claimed to deprive stockholders of rights that otherwise are granted by statute, such an interpretation must be clearly and convincingly established by "certain and unambiguous" language. See supra at 18.

         3. Neither NCS nor the stockholders understood or intended the Charter to prohibit the Voting Agreements.

         The transfer restrictions in 'SS' 7 of the NCS Charter unambiguously do not reach the types of contractual rights and obligations Omnicare contends they reach. If there is any ambiguity on that question, the ambiguity must be construed to narrow the restrictions for all the reasons discussed supra at pp. 17-18. In addition, it is a fundamental principle of contract construction that extrinsic evidence will be considered when construing an ambiguous, written contract. In re Explorer Pipeline Co., 781 A.2d 705, 714 (Del. Ch. 2001) ("Once the Court determines that the language is ambiguous, then 'all objective extrinsic evidence is considered: the overt statements and acts of the parties, the business context, prior dealings between the parties, and other business customs and usage in the industry.'"). In this case, the only extrinsic evidence in the record does not support - but, indeed, defeats - the expansive interpretation of these restrictions advocated by Omnicare.

         The NCS Charter was amended to add the 'SS' 7 restrictions as NCS went public in 1996. NCS' IPO prospectus contained a description of the NCS capital structure, including the terms of the Class B shares and the Charter's transfer restrictions. See supra at 4-5; BG263. Nothing in that prospectus would alert the Class B stockholders, present or future, of the extraordinary restrictions that Omnicare claims apply to those shares. There is no suggestion that the Class B stockholders may not enter into voting agreements or grant proxies to third persons. There is nothing to suggest that the Class B stockholders cannot contractually restrict their ability to vote the shares. Indeed, the prospectus describes the restrictions as restricting only the transfer of the shares, and no mention is made of any restrictions on the transfer of interests in shares. BG263-64. Yet, according to Omnicare's position, buried in the silence of this prospectus is a restriction on the ability of the Class B stockholders to grant proxies, enter into voting agreements or generally to enter into contracts that create rights or obligations with respect to their shares. Surely such extraordinary restrictions would be noted in the prospectus if they were ever intended.

         The conduct of the parties to this contract, NCS and the stockholders, since the company's formation in 1966 also evidences that neither NCS nor the stockholders ever intended or understood the transfer restrictions to operate as Omnicare argues. In prior years, the Class B stockholders have repeatedly been invited to grant and undoubtedly have granted proxies to vote their B shares at prior NCS shareholder meetings - proxies that named as a proxy holder someone who was not a "Permitted Transferee" under the Charter (Gerald Stethem), and which were not limited to a single item but empowered the proxy holders to vote in their discretion on any matters that might come before the meeting. See BG336. At the time those proxies were granted, the Class B stockholders were not registered under the Exchange Act. Under Omnicare's interpretation of the Charter, such a proxy would not fall within 'SS' 7(c)(5) and would have effected a transfer prohibited by 'SS' 7. Quite obviously neither NCS nor any of the stockholders ever treated the grant of such proxies as prohibited transfers causing the conversion of the shares to Class A.

         4. Omnicare's arguments are unpersuasive, and incorrect.

            a. Omnicare's mischaracterization of the Voting Agreements

         Much of Omnicare's position is, of necessity, built on mischaracterization of the Voting Agreements. Omnicare portrays the Voting Agreements as "transferring" control of the vote of Class B shares from Outcalt and Shaw to

Genesis. OB at 23, 24, 25, 30. The Voting Agreements do nothing of the sort. The decision to vote in favor of the NCS/Genesis merger was made by Outcalt and Shaw, not by Genesis. The Voting Agreements do nothing more than contractually obligate Outcalt and Shaw to vote for the merger, and - concomitantly - not to vote for other matters that could undermine consummation of the merger agreement (such as voting for a competing transaction) or take action that would undermine their ability to vote in accordance with their commitment (such as transferring the shares). See SJ op. at 13, 15-16.

         Similarly, Omnicare mischaracterizes the Voting Agreements as effecting a transfer of all "save mere physical possession of the underlying stock certificates." OB at 30. Omnicare argues that the Voting Agreements "purported to transfer . . . all other meaningful indicia of ownership in, and rights to, those shares" in that, because the Voting Agreements may cause the merger to occur, Outcalt and Shaw "effectively gave up all existing and future interests in their Class B shares" as the merger will result in "the ultimate transfer or elimination of the economic and other rights associated with those shares." Id. Manifestly, the Voting Agreements do not transfer all "save mere physical possession" of the Class B certificates. Most fundamentally, none of the economic interest in the shares is transferred. The right to dividends, the right to the merger consideration and any other economic rights of the shares remain with Outcalt and Shaw. These economic rights are considered critical elements of ownership of shares. See Sundlun v. Executive Jet Aviation Inc., 273 A.2d 282, 285-86 (Del. Ch. 1970). As to voting, the obligations are limited to the obligation to vote for the merger and not to vote for a transaction that would undermine that obligation. The power to vote on all other matters remains with Outcalt and Shaw, and the decision and commitment to vote for the merger was made by Outcalt and Shaw, not Genesis. The contractual rights of Genesis under the Voting Agreements are limited in substance to a particular transaction and limited in time, as described above.

         Omnicare's rhetorical characterization is also flawed logically. The elimination of the Class B shares is not caused by the Voting Agreements; it may be caused by the NCS/Genesis merger. And no one has suggested that the merger involves a prohibited "transfer" of an "interest" in the Class B shares. The merger is a transaction indisputably permitted by the NCS Charter. Moreover, Omnicare's argument, if accepted, would turn the determination of whether there is a transfer of interest not on the terms of the Voting Agreements, but on facts extrinsic to those agreements. Vice Chancellor Lamb correctly rejected Omnicare's "reductionistic" argument that the Voting Agreements should be deemed a prohibited transfer because the merger - which is the object of the Voting Agreements - will thereby be a "foregone conclusion" (OB at 30) and will entail elimination of the shares:

               These arguments significantly distort the appropriate legal analysis by improperly attributing to the Voting Agreements terms or consequences better understood to be associated with or derivative of the Merger

         Agreement. For example, the promise to vote found in the Voting Agreements is limited in scope, and does not broadly transfer to Genesis either Outcalt's or Shaw's power to vote. Similarly, there is nothing in the Voting Agreements that provides for the elimination of the Class B shares or for the sale of Outcalt's and Shaw's Class B shares to Genesis . . . .

               . . . If the Merger Agreement is ultimately consummated, it will be because the NCS board of directors approved it and the holders of a majority of the NCS voting power voted to ratify it. It will not be because Outcalt and Shaw "transferred beneficial ownership" of the Class B shares to Genesis, or because Genesis "imposed" that agreement on the Class A shareholders. Instead, if this happens, it will be because the Merger Agreement was approved by the NCS board of directors and adopted by the requisite vote.

SJ op. at 12-13, 17; see also Chilson, supra, 168 A. at 86 ("an interest in the bare voting power or the results to be accomplished by the use of it" is not an "interest" in the shares) (emphasis added).(25)

         Indeed, if the existence of a transfer turned on the fact that Outcalt and Shaw, together, have the voting power to cause the merger, it would follow that neither Outcalt nor Shaw, acting alone, would have committed a prohibited "transfer" of their shares by entering into the Voting Agreements because neither alone had the power to cause the merger to occur (SJ op. at 2). Yet, it is absurd to suggest that the transfer restrictions in the Charter could turn upon the number of shares subject to the agreement in question, or that two Class B stockholders have entered into agreements that alone would not constitute a transfer, but together do involve a transfer. What is a transfer for one share is also a transfer for all shares, and what is not a transfer for one share is not a transfer for all shares. In this case, the Voting Agreements, whether executed by a Class B stockholder holding one share or Class B stockholders holding a majority of the voting power, are not prohibited transfers.

         b. Omnicare's "beneficial ownership" argument

         Omnicare also now relies heavily on the definition of "beneficial ownership" in 'SS' 7(g) of the NCS Charter. OB at 23, 24, 25-26, 29. Omnicare cited 'SS' 7(g) only in passing in its moving brief below (DE 105 at 13-14). Ignoring the


-------------------

(25) Omnicare accuses the Vice Chancellor of inconsistency in that the opinion below referenced the merger agreement in applying 'SS' 7(c)(5). OB at 28 n.11. There is no inconsistency. 'SS' 7(c)(5) by its very nature requires consideration of extrinsic events, i.e., there must be a proxy solicitation to be "in connection with." Omnicare is also flatly wrong in asserting there that the merger agreement "is in fact incorporated by reference in the Voting Agreement." It is not.

Court of Chancery's careful rejection of its reliance on 'SS' 7(g),(26) Omnicare now goes so far as to assert that "no contrary argument can be credibly advanced." OB at 24. Omnicare is all shrillness, no substance.

         First, under the plain terms of 'SS' 7(g), the Voting Agreements did not make Genesis the beneficial owner of Outcalt's and Shaw's Class B shares. 'SS' 7(g) defines "beneficial ownership" as including "possession of the power to vote or to direct the vote . . . of or the shares of Class B Common Stock." A32. The Voting Agreements do not cause Genesis to "possess" the "power to vote or to direct the vote" of the Class B shares. That power and that direction were exercised by Outcalt and Shaw in determining to agree to vote in favor of the NCS/Genesis merger and to grant Genesis a proxy to vote their shares as they so agreed. Genesis has no economic interest at all in the Class B shares owned by Outcalt and Shaw: Outcalt and Shaw remain entitled to receive the merger consideration payable on these shares, any


-------------------

(26) As Vice Chancellor Lamb noted:

               This definition is significantly narrower than that found in the federal securities laws. Most importantly, . . . Section 7(g) does not extend to persons who merely "share" the power to vote or dispose of the shares. This omission appears to be consistent with the quite limited function of Section 7(g) in Article IV, Section 7 of the Charter. The only place the phrase "beneficial ownership" appears is
         Section 7(e), a provision that simply gives the "beneficial owner" of Class B shares the right to have those shares registered in his name.

               Given the limited scope of the definition found in Section 7(g) and the limited purpose for which it appears in the Charter, the court concludes that Section 7(g) is irrelevant to the issues presented on the motions for summary judgment.

               ...

               At oral argument, Omnicare's counsel argued that Outcalt and Shaw have actually transferred "beneficial ownership" of their shares to Genesis, and that Genesis has the current ability, in accordance with
         Section 7(e) of the NCS Charter, to force NCS to register Outcalt's and Shaw's shares in its name. Suffice it to say that this argument finds no support in either the definition of "beneficial ownership" found in
         Section 7(g) or the provisions of Section 7(e). To the contrary,
         Section 7(e) clearly contemplates that there can be only one "beneficial owner" of a share of Class B Common Stock at a time.

SJ op. at 4 n.3, 12 n.14. Contrary to Omnicare's attack, the Vice Chancellor clearly did not "read out" 'SS' 7(g) from the Charter (OB at 24, 29). The Vice Chancellor read it carefully in the Charter.

dividends, any proceeds of a liquidation, etc. - i.e., every single economic right of share ownership. All that the Voting Agreements effected is the embodiment of the commitment of Outcalt and Shaw, as the owners of the shares, to vote for the merger (and not to undermine that commitment).

         The holder of a proxy certainly does not "possess" the power to control the vote of the shares. The proxy itself is nothing but a delegation of the authority to cast the vote, in this case limited to a particular transaction and limited in time. See 8 Del. C. 'SS' 212(b) ("Each stockholder entitled to vote at a meeting of stockholders . . . may authorize another person or persons to act for such stockholder by proxy. . ."). In any event, the grant of the proxy is specifically defined as not being a transfer of an interest in the shares (per 'SS' 7(c)(5) of the NCS Charter), a proposition that is fully in accord with the overall import of the transfer restrictions.

         Second, and as the Court below correctly noted (SJ op. at 4 n.3, quoted supra), there is no relationship in the Charter between 'SS' 7(g)'s definition of beneficial ownership and the transfer restrictions of 'SS' 7(a) or the conversion penalty of 'SS' 7(d). The only other place in the Charter in which the term "beneficial ownership" appears, and to which the 'SS' 7(g) definition is relevant, is the provision in 'SS' 7(e) which prohibits Class B shares being held of record by someone other than the beneficial owner and which provides that if the shares are held of record by someone other than the beneficial owner, the beneficial owner is entitled to apply to the corporation to have the share registered in its name. See A32 ('SS' 7(e)). Thus, the function of the definition is to determine when shares must be registered in the name of the beneficial owner; the result of being found to be a beneficial owner is to require that the shares be registered in the name of such person.

         That very (and limited) purpose of the beneficial ownership definition demonstrates the illogic of Omnicare's position. The type of possessory power to control the vote envisioned by 'SS' 7(g) is necessarily a power so substantial and complete that it would justify registering the possessor of that power as the sole owner of the shares on the books of the corporation. A party who has a contract right to require the owner of the shares, for a specified period, to vote for a specified transaction (and against competing matters), certainly does not have the type of possessory interest in the shares that could conceivably justify registering the shares in the name of that party. The owner of the shares who has contractually committed to vote them remains the beneficial owner, and is the party appropriately identified on the corporation's books as the owner.

         Indeed, were Omnicare correct, the result would be that as of July 28, 2002 Genesis would have obtained beneficial ownership of the Class B shares, and be entitled to have those shares registered of record in its name per 'SS' 7(e) of the NCS Charter, for free. On Omnicare's view, Genesis would have thus obtained without cost ownership of some 20% of the equity of NCS, and those shares would no longer be owned by Outcalt and Shaw--as 'SS' 7(e) of the Charter "clearly contemplates that that there can be only one `beneficial owner' of a share of Class B Common Stock at a time." SJ op. at 12 n.14. Surely, no one can reasonably contend that the Voting Agreements resulted in such a forfeiture. Can it reasonably be suggested that Genesis owns the Outcalt/Shaw shares and therefore will not be obliged to provide them the merger consideration in the NCS/Genesis merger? Or that if Omnicare ultimately succeeds in acquiring NCS, it will pay its acquisition price to Genesis for those shares? In the Court below, Omnicare at least owned up to the thoroughly incongruous results of its position. See DE 164 at 6; SJ op. at 12 n.14 (quoted supra). In this Court, Omnicare fails to acknowledge that absurd result - understandably perhaps, but tellingly nonetheless.

E. THE VOTING AGREEMENTS DO NOT CONSTITUTE A "TRANSFER OF SHARES OF CLASS B COMMON STOCK" UNDER THE CONVERSION PROVISION OF 'SS' 7(d) OF THE NCS CHARTER.

         The admitted objective of Omnicare's claim is to convert the existing capital and voting structure of NCS, based on its invocation of 'SS' 7(d) of the Charter, which provides that "[a]ny purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer."

         The conversion provision of 'SS' 7(d) is importantly narrower than the limitation on transfer contained in 'SS' 7(a). 'SS' 7(a) applies to a transfer of "shares of Class B Common Stock or any interest therein," whereas 'SS' 7(d) applies only to a "purported transfer of shares of Class B Common Stock" - not of any interest therein. Omnicare has not even argued, because it cannot, that the Voting Agreements constituted a transfer of the Class B shares themselves.

         To overcome this obvious difference in the language of 'SS' 7(d), Omnicare argues that 'SS' 7(d) should be read in conjunction with 'SS' 7(a) such that the phrase "transfer of shares" (in 'SS' 7(d)) should be interpreted as synonymous with the phrase "transfer . . . such shares . . . or any interest therein" (in 'SS' 7(a)). OB at 23, 26. However, as the Court below recognized, that suggested interpretation - really rewriting - of 'SS' 7(d) only defeats Omnicare's fundamental argument that the Voting Agreements constituted the transfer of an interest in the shares.

         If 'SS' 7(d) - which does not even mention "interests" - is to be deemed to cover the same types of transfers of interests prohibited by 'SS' 7(a), it must be that the types of "interests" covered by 'SS' 7(a) are interests so substantial that they could be deemed an outright transfer of the shares themselves under 'SS' 7(d). For example, the pledge of the shares or the creation of a joint ownership interest in the shares could be deemed the creation of "interests" substantial enough to constitute a "transfer of shares" under 'SS' 7(d). But the contractual commitment of a B shareholder to vote for a merger, or the grant of proxy to effectuate that commitment, could never fairly be deemed synonymous with an outright transfer of the shares. Thus, any argument that 'SS' 7(d) covers the same types of transfers as 'SS' 7(a) only demonstrates, as the Court below found, that the Voting Agreement is neither a transfer of the shares nor a transfer of an "interest" in the shares.

         The Court below sought to "harmonize" 'SS' 7(a) and 'SS' 7(d) by reading the two sections together "to encompass actual share transfers as well as other situations in which some interest in these shares although less than full legal or equitable ownership is transferred" - viz., "a substantial part of the total ownership interests associated with the shares in question." SJ op. at 10-11. Under this reconciliation of 'SS' 7(a) and 'SS' 7(d), the Court held that the voting commitment and proxy in the Voting Agreements did not transfer either an "interest" or "a substantial part of the total ownership interests" in the shares. Id. at 11("Did Not Transfer An `Interest'"), 13 ('SS' 2(b) of the Voting Agreements is not "a transfer of any part of Outcalt's or Shaw's ownership interest"), 15-17 ('SS' 2(c) proxy is not "a transfer of any significant part of Outcalt's or Shaw's voting powers," as confirmed by 'SS' 7(c)(5)'s provision that a proxy is not a "transfer of an interest").

         In the final analysis, it is of no moment whether or not 'SS' 7 of the NCS Charter is read to encompass transfers of something less than actual "transfer of shares": regardless of any interpretation, the judgment against Omnicare's claim should be affirmed. First, it is indisputable that the Voting Agreements did not constitute an actual "transfer of shares" to Genesis. Second, even if the more expansive interpretation is followed, it is perfectly clear that the Voting Agreements did not transfer to Genesis "a substantial part of the total ownership interests associated with the shares" - just as the Court below held, as 'SS' 7(c)(5) likewise makes clear, and as otherwise demonstrated above. Third, and further still, even if 'SS' 7(d) were thought to require conversion on the transfer of "any interest" in the shares, i.e., the same scope as 'SS' 7(a), even then - as the Court below held, as 'SS' 7(c)(5) so plainly makes clear, and as otherwise demonstrated above - the Voting Agreements did not transfer "any interest" in the shares.

         At bottom, whatever "transfers" and "interests" are covered by 'SS' 7 do not reach the extreme expanse urged by Omnicare, and there is no basis here to conclude other than as the Court below did in its carefully considered opinion:

         There is simply no reason to believe that the drafters of the NCS Charter sought to prevent the holders of the Class B shares from exercising their uncontested majority voting power to adopt a plan and agreement of merger approved and authorized by the NCS Board of Directors.

SJ op. at 21. The Voting Agreements did not "run afoul of the restrictive transfer provisions of Article IV, Section 7 of the NCS Charter" (id.).

                                   CONCLUSION


         The Court should affirm the rulings of the Court of Chancery (a) dismissing Omnicare's fiduciary duty claims (Counts II-V of its Second Amended Complaint) for lack of standing, and (b) granting summary judgment in favor of defendants on Omnicare's claim under the NCS Charter (Count I).

                                     YOUNG CONAWAY STARGATT
                                     & TAYLOR, LLP



Of Counsel:                                   /s/ David C. McBride
                                       -----------------------------------
Paul Vizcarrondo, Jr.                  David C. McBride
Theodore N. Mirvis                     Bruce L. Silverstein
Mark Gordon                            Christian Douglas Wright
John F. Lynch                          Adam W. Poff
Lauryn P. Gouldin                      The Brandywine Building
WACHTELL, LIPTON, ROSEN & KATZ         1000 West Street, 17th Floor
51 West 52nd Street                    P.O. Box 391
New York, NY 10019                     Wilmington, DE 19899-0391
(212) 403-1000                         (302) 571-6600


                                       Attorneys for Defendants-Below/Appellees
                                       Genesis Health Ventures Inc. and Geneva
                                       Sub, Inc.


November 22, 2002

                             CERTIFICATE OF SERVICE

         I, Christian Douglas Wright, hereby certify that I caused copies of the foregoing Answering Brief of Appellees Genesis Health Ventures, Inc. and Geneva Sub, Inc. to be served by hand delivery on November 22, 2002 upon the following counsel of record:

             Donald J. Wolfe, Jr., Esquire
             Potter Anderson & Corroon LLP
             Hercules Plaza
             1313 North Market Street
             Wilmington, DE 19801

             Edward P. Welch, Esquire
             Skadden, Arps, Slate, Meagher & Flom LLP
             One Rodney Square
             Wilmington, DE 19801

             Michael A. Weidinger, Esquire
             Morris, James, Hitchens & Williams LLP
             222 Delaware Avenue, 10th Floor
             Wilmington, DE 19801

             Jon E. Abramczyk, Esquire
             Morris, Nichols, Arsht & Tunnell
             1201 North Market Street
             Wilmington, DE 19801

                          /s/ Christian Douglas Wright
                       -----------------------------------
                              Christian Douglas Wright